UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

MPW INDUSTRIAL SERVICES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9711 Lancaster Road, S.E.

Hebron, Ohio 43025

October 28, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, December 1, 2004, at 9:00 a.m. Eastern Time, at the Company’s principal executive offices located at 9711 Lancaster Road, S.E., Hebron, Ohio 43025.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. In addition to the specific matters to be acted upon, there will be a report from the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date, and promptly return the enclosed proxy in the envelope provided.

I look forward to seeing you at the meeting.

Sincerely yours,

/s/ MONTE R. BLACK

Monte R. Black

Chairman of the Board of Directors,

Chief Executive Officer and President

9711 Lancaster Road, S.E.

Hebron, Ohio 43025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 1, 2004

To the Shareholders of

MPW Industrial Services Group, Inc.:

The Annual Meeting of Shareholders of MPW Industrial Services Group, Inc. (the “Company”) will be held at the Company’s principal executive offices located at 9711 Lancaster Road, S.E., Hebron, Ohio 43025 on Wednesday, December 1, 2004, at 9:00 a.m. Eastern Time for the following purposes:

1.	To elect five Directors to serve for the ensuing year; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on October 21, 2004, will be entitled to vote at the meeting and any adjournment thereof. A list of such shareholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the Company’s principal office.

By Order of the Board of Directors

/s/ ROBERT VALENTINE

Robert Valentine

Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer

Hebron, Ohio

October 28, 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE.

MPW INDUSTRIAL SERVICES GROUP, INC.

9711 Lancaster Road, S.E.

Hebron, Ohio 43025

PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 1, 2004

MPW Industrial Services Group, Inc. (the “Company”) is mailing this Proxy Statement to the shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors. These proxies will be used at the Annual Meeting of Shareholders to be held at 9:00 a.m. Eastern Time on Wednesday, December 1, 2004, at the Company’s principal executive offices located at 9711 Lancaster Road, S.E., Hebron, Ohio 43025 and at any adjournment thereof (the “Annual Meeting”).

If a shareholder properly executes and returns the enclosed form of proxy, it will be voted according to his or her instructions. If no instructions are given, it will be voted (i) for the election as Directors of the five nominees named below, and (ii) in the discretion of the proxies with respect to any other matter that may come before the meeting. Any shareholder may revoke a previously granted proxy by giving notice of revocation to the Company in writing or in open meeting before the proxy is exercised. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokers, nominees, fiduciaries and custodians incurred in sending proxy materials to principals and obtaining their instructions. In addition to the use of the mail, proxies may be solicited in person, by telephone or facsimile. Directors, officers and regular employees of the Company may solicit proxies without additional compensation.

This Proxy Statement, Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders on or about October 28, 2004.

VOTING

The Board of Directors has fixed the close of business on October 21, 2004, as the record date (the “Record Date”) for determining shareholders entitled to notice of and to vote at the Annual Meeting. On October 21, 2004, there were outstanding 10,708,707 shares of the Company’s Common Stock, without par value (“Common Stock”), all of one class and all of which are entitled to be voted at the Annual Meeting. Holders of issued and outstanding shares of Common Stock are entitled to one vote for each share held by them.

At the Annual Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Ohio law and the Company’s Code of Regulations, properly executed proxies either marked “abstain” or held in “street name” by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting but will not be treated as either a vote for or a vote against any of the proposals to which such abstention or broker non-vote applies.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s Common Stock is the only outstanding class of voting securities. The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of October 21, 2004 by (a) each person who owns beneficially more than 5% of the Common Stock of the Company to the extent known to management, (b) each director and named executive officer of the Company, and (c) all directors and executive officers, as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Monte R. Black (1)	6,422,600	56.6%

Susan K. Black	620,000	5.5%

James P. Mock (2)	182,000	1.6%

Robert Valentine (3)	5,000	*

Alfred Friedman (4)	10,000	*

Pete A. Klisares (5)	13,000	*

Timothy A. Walsh (5)	12,500	*

Luke Feck (6)	8,000	*

All directors and executive officers as a group (7 persons) (7)	6,652,100	58.6%

*	less than 1%

(1)	Includes (i) 620,000 shares of Common Stock held by Mr. Black’s wife, Susan K. Black, (ii) 39,900 shares of Common Stock held by Mr. Black’s children and (iii) an aggregate of 547,840 shares of Common Stock held in trust for Mr. Black’s children. Mr. Black disclaims beneficial ownership of the foregoing shares. Also includes 110,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.
(2)	Includes 181,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.
(3)	Includes 5,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.
(4)	Includes 10,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.
(5)	Includes 11,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.
(6)	Includes 6,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.
(7)	Includes (i) 620,000 shares of Common Stock held by Mr. Black’s wife, Susan K. Black, (ii) 39,900 shares of Common Stock held by Mr. Black’s children and (iii) an aggregate of 547,840 shares of Common Stock held in trust for Mr. Black’s children. Mr. Black disclaims beneficial ownership of the foregoing shares. Includes 334,000 shares of Common Stock subject to options to purchase, which are currently exercisable or exercisable within 60 days.

PROPOSAL: ELECTION OF DIRECTORS

Information Concerning the Nominees

Five Directors will be elected at the Annual Meeting. Each Director elected at the Annual Meeting will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal from office. The Company’s management intends that the shares represented by the enclosed proxy will be voted, unless the shareholder executing the proxy otherwise instructs, for the election to the Board of Directors of each of the five nominees named below.

The Company has no reason to believe that any of such nominees will be unable, if elected, to serve as a Director. However, if such an event should occur, the Company’s management intends that the shares represented by the enclosed proxy will be voted for the remainder of the nominees, and for such substitute nominee or nominees as may be selected by the Company’s current Board of Directors.

All of the nominees for Director named below are currently serving as Directors of the Company for terms expiring at the Annual Meeting. Messrs. Klisares, Friedman, Walsh and Feck became Directors of the Company in February 1998, November 1998, September 1994 and December 2002, respectively. Mr. Black has served as the Chairman of the Board of Directors since founding the Company in 1972.

The following table sets forth information regarding each of the persons nominated for election to the Board of Directors. Certain biographical information, as of October 21, 2004, concerning the age, principal occupation, other affiliations and business experience during the last five years for each of the persons nominated for election to the Board of Directors has been furnished to the Company by such nominee and is described below the table.

Name	Age	Position
Monte R. Black	54	Chairman of the Board of Directors, Chief Executive Officer and President
Pete A. Klisares	68	Director
Alfred Friedman	63	Director
Timothy A. Walsh	43	Director
Luke Feck	69	Director

Monte R. Black originally founded the Company in 1972 and has served as Chief Executive Officer and Chairman of the Board of Directors since that time. Mr. Black was appointed President in June 2001 and has served in that capacity since that time. From June 2001 through June 2004, Mr. Black also served as Chief Operating Officer.

Alfred Friedman has served as a Director of the Company since November 1998. Mr. Friedman has been an independent financial consultant since 1998 and prior thereto was a partner at PricewaterhouseCoopers LLP, an accounting firm, or its predecessor firms since 1974. Mr. Friedman also serves as a director of SEA Ltd. and Rite Rug Corp.

Pete A. Klisares has served as a Director of the Company since February 1998. Mr. Klisares is the principal of MIGG Capital, an Ohio-based venture capital company. Mr. Klisares previously served as President, Chief Operating Officer and a director of Karrington Health, Inc., a provider of assisted living facilities, from August 1997 to June 1999. Mr. Klisares serves as a director of Vistacare, Inc., a hospice company.

Timothy A. Walsh has served as a Director of the Company since September 1994. Mr. Walsh has served as President and Chief Executive Officer of Farm Family Holdings, Inc., a holding company that owns property and casualty insurance companies and a life insurance company, since February 2003 and Executive Vice President, Chief Financial Officer and Treasurer of Farm Family Holdings, Inc. since July 1999. Mr. Walsh also serves as a director of Farm Family Holdings, Inc.

Luke Feck has served as a Director of the Company since December 2002. Mr. Feck served as Senior Vice President, Corporate Communications of American Electric Power, a multinational energy company, from January 1990 to February 2000, upon his retirement.

Executive Officers

In addition to Mr. Black, information with respect to whom is set forth above, the executive officers of the Company include the following:

Robert Valentine (age 44). Mr. Valentine joined the Company in July 2003 as Vice President, Chief Financial Officer (“CFO”), Secretary and Treasurer. In July 2004, Mr. Valentine was also appointed to serve in the capacity of Chief Operating Officer. Prior to joining the Company, Mr. Valentine served as CFO of Liqui-Box Corporation, a manufacturer and designer of liquid package systems, from 2001 through the acquisition of the company by DuPont Canada in 2002. He also served as Division Chief Executive Officer and CFO for WW Holdings Inc., an industrial products manufacturing company, from 1997 to 2001.

James P. Mock (age 59). Mr. Mock joined the Company in October 1996 as Vice President and General Manager of the Northern Region, Industrial Cleaning. Mr. Mock Served as Vice President and General Manager of Industrial Cleaning and Facility Maintenance from July 1997 through June 2004. In July 2004, Mr. Mock was appointed Vice President and General Manager, Shared Services.

Independence of Directors

The rules of The Nasdaq Stock Market, Inc. (“Nasdaq”) require that a majority of the Company’s Board of Directors be independent directors. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Directors reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities as they may relate to the Company and its management. Based on those reviews and discussions, the Board of Directors has determined that at least a majority of its members are independent. The independent directors of the Company are: Messrs. Friedman, Walsh, Klisares and Feck. Mr. Black does not qualify as independent under the Nasdaq rules.

In addition, as required by Nasdaq rules, the members of the Audit Committee each qualify as “independent” under special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees. Each member of the Audit Committee is able to read and understand fundamental financial statements, including the Company’s balance sheets, income statements and cash flow statements. Also, as required by Nasdaq rules, the members of the Compensation and Stock Option Committee and the Corporate Governance and Nominating Committee each qualify as “independent.”

Committees of the Board of Directors and Meetings Held

During the Company’s fiscal year ended June 30, 2004 (“fiscal 2004”), the Board of Directors of the Company held a total of six meetings.

The Board of Directors has established an Executive Committee, Compensation and Stock Option Committee, Audit Committee, Corporate Governance and Nominating Committee and an Outside Director Committee. The Board has adopted charters for the Audit Committee, the Compensation and Stock Option Committee and the Corporate Governance and Nominating Committee. Copies of these charters are available on the Company’s website at www.mpwservices.com under “Investor Relations—Corporate Governance.”

The Company has an Executive Committee that is empowered to exercise the power and authority of the Board of Directors between meetings of the Board of Directors. Messrs. Black, Klisares and Walsh are presently members of the Executive Committee, which did not meet during fiscal 2004. Mr. Black currently serves as Chairman of the Executive Committee.

The Compensation and Stock Option Committee (the “Compensation Committee”) of the Board of Directors met on five occasions during fiscal 2004. Messrs. Klisares and Walsh are presently members of the Compensation Committee, the primary functions of which are to review and approve salaries and other benefits for executive officers of the Company, to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs and to administer the Company’s stock option plans and approve awards of stock options made under the Company’s 1997 Stock Option Plan. Mr. Klisares currently serves as Chairman of the Compensation Committee.

The Company has an Audit Committee, the primary functions of which are to oversee the accounting and auditing affairs of the Company and approve transactions between Mr. Black or other affiliates and the Company. Messrs. Friedman, Walsh, Klisares and Feck presently serve as members of the Audit Committee, which met on four occasions during fiscal 2004. Mr. Walsh currently serves as Chairman of the Audit Committee. The Board of Directors has also determined that Mr. Walsh qualifies as an “audit committee financial expert” for purposes of Item 401(h) of SEC Regulation S-K by virtue of his experience described on page 5. None of the members of the Audit Committee serves on the audit committee of more than two other public companies.

The Company has a Corporate Governance and Nominating Committee, the primary functions of which are to recommend nominations to the Board of Directors, recommend compensation for and oversee the performance of the Board of Directors and to oversee other matters of corporate governance. Messrs. Klisares and Feck presently serve as members of the Corporate Governance and Nominating Committee, which met on three occasions during fiscal 2004. Mr. Feck presently serves as Chairman of the Corporate Governance and Nominating Committee.

During fiscal 2004, the Company established a Lead Director position, the primary function of which is to work with management of the Company on strategic planning, improving operating efficiencies, oversight of human resources, the determination of compensation for employees of the Company whose compensation is not determined by the Compensation Committee and in such other areas as the Board of Directors shall designate. In addition, the Company established an Outside Director Committee comprised of independent members of the Board of Directors, which will meet with the Lead Director on such matters as the Lead Director or any other member of the Outside Director Committee shall determine. The Lead Director will serve as Chairman of the Outside Director Committee. Mr. Klisares will serve as the initial Lead Director. Messrs. Friedman, Walsh and Feck will also serve as members of the Outside Director Committee. The Outside Director Committee did not meet during fiscal 2004.

Each Director is expected to attend each meeting of the Board of Directors and the committees on which each Director serves. In fiscal 2004, each Director attended at least 75 percent of all the meetings of the Board of Directors and the Committees on which each Director serves.

The Company does not require attendance by the members of the Board of Directors at annual meetings of the shareholders since there is no Board of Directors meeting scheduled at that time; however, attendance is encouraged. All of the incumbent Directors attended the Company’s last annual meeting of shareholders held on December 3, 2003.

Nominating Procedures

In carrying out its responsibilities to identify and evaluate Director nominees, the Corporate Governance and Nominating Committee considers any factors, which it deems appropriate. These factors include, without limitation, judgment; skill; diversity; independence; strength of character; experience with businesses and organizations of comparable size; experience with a publicly traded company; experience and skill relative to other Board of Director members; desirability of the candidate’s membership on the Board of Directors and any committees of the Board of Directors; and the ability of the candidate to represent the Company’s shareholders. Depending on the current needs of the Board of Directors, certain factors may be weighed more or less heavily.

Although the Corporate Governance and Nominating Committee has not established any specific minimum qualifications for Director nominees, it believes that all Directors should have the highest character and integrity; a reputation for working constructively with others; sufficient time to devote to board matters; and no conflict of interest that would interfere with performance as a Director.

The Corporate Governance and Nominating Committee has the authority, to the extent it deems it necessary or appropriate, to retain consultants or search firms to assist in the identification of Director nominees. It also will consider candidates recommended by shareholders. The Corporate Governance and Nominating Committee evaluates candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for consideration by the Corporate Governance and Nominating Committee should submit in writing the candidate’s name, address, qualifications and such other information as the shareholder thinks would be helpful to the Corporate Governance and Nominating Committee, to the Company’s Secretary in care of the Company at 9711 Lancaster Rd. S.E., Hebron, Ohio 43025. A written statement from the candidate consenting to serve as a Director, if elected, should accompany any such recommendation.

The Board of Directors, taking into account the recommendations of the Corporate Governance and Nominating Committee, selects nominees for election as Directors at each annual meeting of shareholders. In addition, any shareholder who desires to formally nominate an individual for election to the Company’s Board of Directors must follow the procedures set forth in the Company’s Code of Regulations. In order to nominate an individual for election as a Director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination. The notice must be sent to the Company’s Secretary, either delivered in person, or mailed to and received at, the Company’s principal executive offices at 9711 Lancaster Rd. S.E., Hebron, Ohio 43025 not less than 60 days nor more than 90 calendar days prior to the annual meeting of shareholders. However, if notice or public disclosure of the date of the meeting is given or made less than 105 calendar days prior to the meeting, the shareholder notice must be received by the Company’s Secretary not later than the close of business on the tenth calendar day following the day on which notice of the date of the meeting was mailed or publicly disclosed. The Company’s Secretary will deliver any shareholder notice received in a timely manner to the Corporate Governance and Nominating Committee for review. Each shareholder notice must include the following information as to each individual the shareholder proposes to nominate for election or re-election as a Director: (a) the name and address, as they appear on the Company’s books, of the shareholder giving the notice and of the beneficial owner, if any on whose behalf the nomination is made; (b) a representation that the shareholder giving the notice is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of Common Shares of the Company owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (c) a description of all arrangements or understandings between or among any of (i) the shareholder giving the notice, (ii) the beneficial owner on whose behalf the notice is given, (iii) each nominee and (iv) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (d) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or proposed to be nominated, by the Board of Directors; and (e) the signed consent of each nominee to serve as a director of the Company, if elected.

Communications with the Board of Directors

The Board of Directors believes it is important for shareholders to have a process to communicate with the Board of Directors, committees of the Board of Directors and individual Directors. Accordingly, any individual may contact any member of the Board of Directors, including any committee of the Board of Directors, by writing to them at:

MPW Industrial Services Group, Inc.

c/o Corporate Secretary

9711 Lancaster Rd. S.E.

Hebron, Ohio 43025

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication,” as appropriate. All such letters must identify the author as a shareholder and clearly indicate whether the communication is directed to all members of the Board of Directors or to certain specified individual Directors. Copies of all such letters will be circulated to the appropriate Director or Directors. Correspondence marked “personal and confidential” will be delivered to the intended recipient.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that sets forth standards regarding honest and ethical conduct, full and timely disclosure and compliance with law. The Code of Business Conduct and Ethics applies to all employees, officers and directors of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or controller. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.mpwservices.com under “Investor Relations—Corporate Governance.”

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The compensation discussion that follows has been prepared based on the actual plan and non-plan compensation awarded to, earned by or paid to the Company’s named executive officers during the periods presented. The Company’s compensation arrangements with its directors and certain arrangements with its named executive officers are described below.

Cash Compensation Table

The following table sets forth the compensation paid or payable by the Company during the fiscal years ended June 30, 2004, 2003 and 2002, to those individuals serving as the registrant’s chief executive officer at any time during fiscal 2004 and the other executive officers of the Company.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)
Monte R. Black
Chairman of the Board of Directors,	2004	475,000	—		50,258	(3)	—	925	(2)
Chief Executive Officer and President	2003	475,000	179,973		—		—	925	(2)
	2002	453,200	344,000		—		100,000	925	(2)
Robert Valentine (1)
Vice President, Chief Operating	2004	150,000	25,000	(4)	—		20,000	4,824	(2)
Officer, Chief Financial Officer,
Secretary and Treasurer
James P. Mock
Vice President and General Manager,	2004	175,000	8,000		—		—	6,339	(2)
Shared Services	2003	175,000	26,259		—		—	5,974	(2)
	2002	166,000	71,000		—		100,000	4,074	(2)

(1)	Mr. Valentine joined the Company as Vice President, Chief Financial Officer, Secretary and Treasurer in July 2003.
(2)	Represents the Company’s match of contributions to the Company’s Savings Plan or Deferred Compensation Plan and the premiums paid by the Company on life insurance policies with the executives named as beneficiary.
(3)	Other Annual Compensation for Mr. Black included $33,627 of personal benefit from use of a plane leased by the Company from Mr. Black.
(4)	The bonus received by Mr. Valentine was paid pursuant to an agreement at the time of hire.

Option Grants in Fiscal 2004

The following table sets forth information concerning the grants of stock options by each of the Company’s named executive officers during fiscal 2004.

	Number of Securities Underlying Options (#)	% of Total Options Granted to Employees	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5% ($)	10% ($)
Monte R. Black	—	—	—	—	—	—
Robert Valentine	20,000	42.6%	1.90	7/21/2013	23,800	60,600
James P. Mock	—	—	—	—	—	—

Fiscal 2004 Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth information concerning the exercise of stock options by each of the Company’s named executive officers during fiscal 2004 and fiscal year end value of unexercised options.

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Fiscal Year- End (#)		Value of Unexercised In-The-Money Options At Fiscal Year- End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercsiable
Monte R. Black	—	—	85,000	50,000	26,500	26,500
Robert Valentine	—	—	—	20,000	—	9,600
James P. Mock	—	—	156,000	50,000	26,500	26,500

Equity Compensation Plan Information

The following table sets forth information concerning the equity compensation plans of the Company as of June 30, 2004.

Plan Category	(A) Number of Securities To Be Issued Upon Exercise of Outstanding Options	(B) Weighted- Average Price of Outstanding Options	(C) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plan Approved By Security Holders (1)	711,250	$5.17	468,400
Equity Compensation Plan Not Approved by Security Holders (2)	72,000	$3.23	—

(1)	Plan represents the 1997 Stock Option Plan.
(2)	Plan represents the 1994 Stock Option Plan which was adopted prior to the Company’s initial public offering in fiscal 1998 (the “Offering”). Effective with the Offering, no additional options will be granted under the 1994 Stock Option Plan and the Company’s repurchase obligation upon exercise of stock options was terminated.

Compensation of Directors

Directors who are employees of the Company do not receive compensation for serving as Directors. Non-employee Directors are paid a quarterly fee of $2,500 ($4,000 for the Audit Committee chair), plus $1,500 for each Board of Directors meeting attended in person, $1,000 for attendance at each committee meeting ($1,500 for the Audit Committee chair) and $500 for participation in each Board or committee meeting via teleconference.

During fiscal 2004, the Board of Directors established a Lead Director position. The Lead Director shall receive additional compensation of $10,000 per quarter.

Under the Company’s 1997 Stock Option Plan, each non-employee Director of the Company shall be granted 2,000 non-qualified options at the first annual shareholders meeting at which he or she is elected a director and 3,000 options shall be granted at each subsequent annual shareholders meeting at which he or she is re-elected as a director. Additional options may be granted to the non-employee Directors at the discretion of the Compensation Committee. During fiscal 2004, each non-employee Director was granted options to purchase 3,000 shares of Common Stock.

All Directors of the Company also are reimbursed for reasonable travel expenses to and from meetings of the Board of Directors and committees.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Company entered into a severance agreement (the “Severance Agreement”), which is designed to ensure the continuity of management in the event of a change in control, with Mr. Black. The Severance Agreement provides that following a change in control Mr. Black will be entitled to severance compensation upon termination of employment during the period commencing with the occurrence of the change in control and continuing until the earliest of (i) the third anniversary of the occurrence of the change in control, (ii) death or (iii) attainment of age 65 and the occurrence of one or more certain additional events.

Under the Severance Agreement, severance compensation will be a lump sum payment in an amount equal to three times the sum of (i) base pay at the highest rate in effect for the three calendar years immediately preceding the year in which the change in control occurs, plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation made or to be made in regard to services rendered in any fiscal year during the three fiscal years immediately preceding the year in which the change in control occurs, less the sum of (iii) any and all payments received from the Company, a successor or their affiliates following a change in control, plus (iv) any future payments to be made in accordance with any employment agreements or other contracts between the Company and such other entities. For three years following termination, the Company will arrange to provide Mr. Black with welfare benefits substantially similar to those he was receiving or was entitled to receive immediately prior to the termination date, with such three-year period qualifying as service with the Company for the purpose of determining service credits and benefits under the Company’s various retirement benefit plans.

The Company has agreed to pay any and all legal fees incurred by Mr. Black in connection with the interpretation, enforcement or defense of his rights under the Severance Agreement. The Severance Agreement automatically renews for successive one-year terms unless the Company or Mr. Black gives notice of intent to terminate before such renewal. The Severance Agreement was renewed for fiscal 2004 and has also been renewed for fiscal 2005.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Klisares and Walsh. Mr. Walsh served as Vice President, Finance, Chief Financial Officer and Secretary of MPW Industrial Services, Inc., a subsidiary of the Company, from April 1994 until August 1995.

Board Compensation Committee Report on Executive Compensation*

The Compensation Committee of the Board of Directors is comprised of two outside directors, none of whom is or was formerly an officer of the Company, although Mr. Walsh served as Vice President, Finance, Chief Financial Officer and Secretary of MPW Industrial Services, Inc., a subsidiary of the Company from April 1994 until August 1995. During fiscal 2004, none of the Company’s executive officers served on the board of any entity of which a Compensation Committee member was an executive officer or on the compensation committee of any entity of which any Director of the Company was an executive officer.

Role of Compensation Committee

In general, the Company’s compensation program for executive officers consists of three primary elements: a base salary, a discretionary bonus and periodic grants of stock options. The Compensation Committee believes that it is important to pay competitive salaries but also to make a high proportion of the executive officers’ total compensation at risk in order to cause the executive officers to focus on both the short-term and the long-term interests of the Company’s shareholders. Therefore, the bonus (which permits individual performance to be recognized on an annual basis, and which is based, in part, on an evaluation of the contribution made by the executive officer to the Company’s performance and other individual and organizational goals) and stock option grants (which directly tie the executive officer’s long-term remuneration to stock price appreciation realized by the Company’s shareholders) are important components of the overall compensation package.

Base Salary

Base salary is reviewed annually. In evaluating the base salary component of compensation for the Company’s executive officers, the Compensation Committee considers individual performance and industry analysis and comparisons. For fiscal 2004, the base salaries of the Company’s executive officers remained unchanged.

Bonus Plan

Bonuses are awarded at the discretion of the Compensation Committee and are targeted at a percentage of the annual base salary of each executive officer. The targeted bonus is the bonus the Company expects to award, based on the Company’s and individual’s achievement of certain performance objectives. The granted bonus may be more or less than the targeted percentage, based on the subjective determination by the Compensation Committee of the executive’s performance and the Company’s performance in relation to the stated goals. For fiscal 2004, Mr. Black did not receive an annual bonus. Mr. Valentine received an annual bonus for fiscal 2004 pursuant to an agreement at the time of hire. Mr. Mock received an annual bonus for fiscal 2004, which was significantly less than his targeted bonus.

Stock Options

The purpose of the Company’s 1997 Stock Option Plan is to attract and retain key personnel and directors of the Company and to enhance their interest in the Company’s continued success. The maximum number of the Company’s Common Shares with respect to which awards may be granted under the 1997 Stock Option Plan is 1,200,000. During fiscal 2004, the Company granted 20,000 stock options to Mr. Valentine pursuant to an agreement at the time of hire.

Chief Executive Officer Compensation

Mr. Black, the Company’s Chief Executive Officer, was paid an annual salary of $475,000 and no annual bonus for the fiscal year ended June 30, 2004. No stock options were granted to Mr. Black during fiscal 2004. The Compensation Committee believes that tying the remuneration of Mr. Black to the achievement of certain Company performance goals and to the performance of the Common Stock will enhance the long-term performance and stability of the Company.

Section 162(m) Compliance

Section 162(m) of the Code places certain restrictions on the amount of compensation in excess of $1,000,000, which may be deducted for each executive officer. The Company intends to satisfy the requirements of Section 162(m) should the need arise.

Submitted by the Compensation

Committee of the Company

PETE A. KLISARES, Chairman

TIMOTHY A. WALSH

*	Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the information set for under “—Board Compensation Committee Report on Executive Compensation” and “—Performance Graph” shall not be incorporated by reference into any such filings.

Report of the Audit Committee

The Audit Committee currently consists of four directors and operates under a written charter adopted by the Board of Directors. The primary function of the Audit Committee is to oversee the accounting and auditing affairs of the Company as well as to approve transactions between Mr. Black or other affiliates and the Company. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company for the year ended June 30, 2004, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Communication With Audit Committees. In addition, the Audit Committee has discussed with Ernst & Young LLP the auditors’ independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed KPMG LLP as the Company’s independent auditors for the year ending June 30, 2005.

Fees related to services performed by Ernst & Young LLP in 2004 are as follows:

Audit Fees (including quarterly review fees)	$124,000
Audit-Related Fees	7,400	(1)
Tax Fees	65,000	(2)
All Other Fees	—

Total	$196,400

(1)	Audit-Related Fees include the fees associated with the audit of the Company’s Savings Plan.
(2)	Tax Fees include tax compliance and tax consulting fees.

The Audit Committee has considered and concluded that the provision of the above services other than audit services is compatible with maintaining Ernst & Young LLP’s independence. As required under the Sarbanes-Oxley Act of 2002, the Audit Committee will review and pre-clear any permitted, non-audit related services to be performed by KPMG LLP during fiscal 2005.

Submitted by the Audit Committee

of the Company:

TIMOTHY A. WALSH, Chairman

ALFRED FRIEDMAN

PETE A. KLISARES

LUKE FECK

Independent Registered Public Accounting Firm

On September 15, 2004, the Audit Committee of the Board of Directors of the Company dismissed its independent registered public accounting firm, Ernst & Young LLP, and determined to appoint KPMG LLP as its new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending June 30, 2005. The change was the result of a competitive bidding process involving several accounting firms. Ernst & Young LLP’s dismissal was effective on September 24, 2004. On September 30, 2004, KPMG LLP accepted the appointment to serve as the Company’s independent registered public accounting firm for the year ending June 30, 2005.

The reports of Ernst & Young LLP on the consolidated financial statements for the years ended June 30, 2004, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that its audit report for fiscal 2003 was modified to reflect a change in the Company’s method of accounting for goodwill in 2003 in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

In connection with its audits for the two most recent years ended June 30, 2004 and through September 24, 2004, there have been no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure (as defined in Item 304(a)(1)(iv) of Regulation S-K), and there were no reportable events (as defined by Item 304(a)(1)(v) of Regulation S-K).

The Company requested that Ernst & Young LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated September 24, 2004 was filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Commission on September 24, 2004.

During the Company’s two most recent years ended June 30, 2004, and through September 30, 2004, neither the Company nor anyone on its behalf consulted with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of Ernst & Young LLP and KPMG LLP are expected to appear at the Annual Meeting to make a statement, if they wish to do so, and to be available to answer appropriate questions from shareholders at that time.

Performance Graph*

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and a peer group selected by the Company to include companies that provide a broader range of services to industry. These companies are similar to the Company in that they provide various services to industry on an outsourcing basis, though not necessarily the same types of services as the Company. The companies that make up the Peer Group are: ABM Industries, Inc., Comfort Systems USA, Inc., Dycom Industries, Inc., Emcor Group, Inc., Firstservice Corporation, Integrated Electrical Services, Inc., Mastec Inc., Mobile Mini, Inc., Quanta Services, Inc., The Servicemaster Company, United Rentals, Inc. and Viad Corp.

*	Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the information set forth under “—Board Compensation Committee Report on Executive Compensation” and “—Performance Graph” shall not be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for approving and reviews quarterly any transactions between the Company and Monte R. Black or other affiliates.

On August 9, 1996, the Company sold certain real estate and a commercial building located in Chesterfield, Michigan, which currently serves as one of the Company’s industrial container cleaning facilities, to the Black Family Limited Partnership, an Ohio limited partnership in which Monte R. Black serves as the sole general partner, for an aggregate consideration of $2.2 million. As part of the same transaction, the partnership and the Company entered into a long-term lease arrangement with respect to the facility for a term of ten years at an annual payment amount of approximately $421,000, payable monthly. In connection with the Offering, the Company entered into an amended lease agreement through November 30, 2004, which provides for an annual rental of $288,000, payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm’s-length transaction. In connection with an expansion at the Chesterfield facility, the Company entered into an additional ten-year lease agreement in October of 2001 which provides for an annual rental of approximately $254,400, payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm’s-length transaction.

As part of an industrial revenue bond financing in 1986, Monte R. and Susan K. Black constructed an approximately 67,000 square foot building in Hebron, Ohio, which the Company leased for a ten-year term. Annual rent payments on the building and equipment during this ten-year term were $726,000, payable monthly. In connection with the Offering, the Company entered into an amended lease agreement through December 31, 2004, which provides for an annual rental of $600,000, payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm’s-length transaction.

In 1989, the Company entered into a five-year agreement to rent certain real estate and a commercial building located in Newark, Ohio from Monte R. and Susan K. Black as the principal offices of the Company’s industrial water subsidiary. In 1993, the Company extended the lease for an additional five-year term. Annual lease payments were $46,920, payable monthly. Effective December 1, 1997, the Company entered into a lease agreement through December 31, 2004, which provides for an annual rental of $66,000, payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm’s-length transaction.

In 1999, the Company entered into a lease agreement through December 31, 2004 to rent certain real estate and a commercial building located in Newark, Ohio from Miramonte Property Management, LLC, a limited liability company controlled by Monte R. Black, as additional operating space for the Company’s industrial water subsidiary. The lease provides for annual rental of $66,000 payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm’s-length transaction.

In May 2003, the Company entered into a one-year agreement to rent an aircraft from Miramonte Aviation, LLC. The lease provides for an annual lease payment of $420,000, payable monthly, plus applicable state and local taxes and includes four one-year options to renew at the lessor’s option upon 30 days written notice. The lease also provides for payment of $300 per aircraft hour, payable monthly, for the cost of engine hot section inspections. The Company believes the lease terms are no less favorable than it would obtain in a third party arm’s-length transaction. The lease terminated on May 12, 2004 and was renewed for another one-year term.

In September 2001, the Company entered into a ten-year agreement to rent certain real estate and a commercial building located in Rockport, Indiana, from Miramonte Property Management, LLC as additional operating space for the Company’s Industrial Cleaning and Facility Maintenance business. The lease provides for annual rental of $72,000, payable monthly, which the Company believes is no less favorable than it would obtain in a third party arm’s-length transaction.

During fiscal 2004, the Company paid $105,000 to Miramonte Ranch, LLC (“Miramonte Ranch”), a limited liability company controlled by Monte R. Black, for use of a ranch for business meetings, entertainment and overnight lodging of customers and other business associates. The Company believes the amounts charged by Miramonte Ranch are no less favorable than it would obtain in a third party arm’s-length transaction.

The Company provides from time to time certain fabrication-type services to Pro-Kleen Industrial Services, Inc (“Pro-Kleen”), a portable sanitation services company wholly owned by Monte R. Black. During fiscal 2004, such services totaled $212,000. During 2004, the Company also sold existing equipment to Pro-Kleen for cash proceeds of $204,000. The sale was reviewed and approved by the Company’s Audit Committee. The largest amount outstanding from Pro-Kleen at any time during fiscal 2004 was $214,000. As of October 21, 2004, there is approximately $59,000 outstanding from Pro-Kleen.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Shareholder proposals for the 2005 annual meeting of shareholders (the “2005 Annual Meeting”) must be received by the Secretary of the Company by July 1, 2005, to be included in the Company’s proxy statement, notice of annual meeting and proxy related to the 2005 Annual Meeting.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the forthcoming Annual Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the meeting.

The Company will furnish a copy of its Annual Report on Form 10-K for the year ended June 30, 2004, including financial statements and schedules thereto, but excluding other exhibits, without charge, to any person upon written request addressed to Robert Valentine, Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer, MPW Industrial Services Group, Inc., 9711 Lancaster Road, S.E., Hebron, Ohio 43025.

/s/ ROBERT VALENTINE

Robert Valentine Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer

October 28, 2004

Hebron, Ohio

DETACH CARD

MPW INDUSTRIAL SERVICES GROUP, INC.

BALLOT FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby votes all common shares, without par value, of MPW Industrial Services Group, Inc. which the undersigned is entitled to vote, as follows:

1.	ELECTION OF DIRECTORS:

☐	FOR all nominees listed below	☐	WITHHOLD VOTE
	(except as marked to the contrary)		for all nominees listed below

(INSTRUCTIONS: do not check “WITHHOLD VOTE” to vote for only certain individual nominees. To withhold your vote for any individual nominee, strike a line through the nominee’s name below and check “FOR”)

Monte R. Black,                Alfred Friedman,                Pete A. Klisares,                Timothy A. Walsh,                Luke Feck

BE SURE TO DATE AND SIGN THE REVERSE SIDE OF THIS CARD

DETACH CARD

Dated:  December 1, 2004

Signature

Printed Name

Signature

Printed Name

Signature(s) shall agree with the name(s) printed on the share certificate. If signing as attorney, executor, trustee or guardian, please give your full title as such, and if signing for a corporation, please give your title. When shares are in the name of more than one person, each must sign.